EXHIBIT 99.1


        MILACRON
MANUFACTURING TECHNOLOGIES                                        NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: AL BEAUPRE  (513) 487-5918


                         MILACRON SHAREHOLDERS APPROVE
                  REFINANCING TRANSACTIONS AT ANNUAL MEETING

                    TENDER OFFER FOR EUROBONDS SUCCESSFUL;
              2004 GUIDANCE REAFFIRMED; OUTLOOK REMAINS POSITIVE


CINCINNATI, OHIO, June 9, 2004...Shareholders of Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies, and industrial fluids, today approved the proposals required to implement the company's recent refinancing transactions.

"We are very pleased with the support shown by our shareholders at today's annual meeting," said Ronald D. Brown, chairman, president and chief executive officer. "With the approval of the proposals necessary to complete our refinancing transactions, we are now able to put in place a solid capital structure with less debt and more equity.

"Our stronger and more flexible balance sheet will help to ensure both that Milacron is able to realize its full potential as a leading global supplier of plastics-processing technologies and industrial fluids and that we gain maximum advantage of the recovery in manufacturing now underway globally," he said.

Also at the annual meeting, shareholders elected David L. Burner, Steven N. Isaacs, and Joseph A. Steger to serve as directors for three-year terms, approved a long-term incentive plan, and ratified the appointment of Ernst & Young LLP as the company's independent auditors for the fiscal year 2004.

In addition, Milacron announced today that the company's tender offer for Milacron Capital Holdings B.V.'s EUR 115 million 7.625% Guaranteed Bonds due 2005 has been successful, with the holders of more than 99.99% of the outstanding principal amount tendering their bonds.

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                              MILACRON 2004 ANNUAL MEETING OF SHAREHOLDERS - 2


Having received the necessary shareholder approvals, Milacron now expects that the following will be completed by tomorrow, June 10, 2004:

     o The net proceeds from a private placement of $225 million in 11 1/2% Senior Secured Notes due 2011 will be released to the company from escrow.

     o A new $75 million revolving credit facility led by JP Morgan Chase will become available for working capital purposes.

     o The company will pay off a bridge credit facility, under which approximately $110 million is drawn, including letters of credit.

     o The company will repurchase in excess of 99.99% of Milacron Capital Holdings B.V.'s EUR 115 million 7.625% Guaranteed Bonds due 2005.

     o Glencore Finance AG and Mizuho International plc will exchange their debt ($70 million in Series B Notes) and equity (15 million shares of common stock) for 500,000 shares of 6% Series B convertible preferred stock.

     o Milacron's equity base will have increased by $100 million compared to its March 31, 2004 amount.

At the shareholders' meeting Brown also confirmed that Milacron was on track to meet its sales and segment earnings guidance, last updated on April 26, both for the second quarter and for the year. Benefiting from consolidation measures taken in 2003, the company has projected a significant improvement in its segment earnings on a 6% to 8% sales increase in 2004.

"I would like to thank all of our employees," Brown added. "Their hard work over the past several years has enabled Milacron to complete a major financial and operational restructuring while maintaining our strong market positions in North America and Europe. This is the real reason we are well positioned to benefit from the recovery in manufacturing."

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

CONTACT: Milacron Inc. Al Beaupre, 513-487-5918